AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2004

Registration Statement No. 333-117742
Post-Effective Amendment No. 2 to Registration Statement No. 333-104097

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
Registration Statement Under the
Securities Act of 1933

ANHEUSER-BUSCH COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1162835
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
One Busch Place
St. Louis, Missouri 63118
(Address of principal executive offices)
Registrant’s telephone number including area code:
(314) 577-2000

Copies to:
JoBeth G. Brown Vice President and Secretary Anheuser-Busch Companies, Inc. One Busch Place St. Louis, Missouri 63118 314-577-2000 (Name and address of agent for service)	O. Kirby Colson, III, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 St. Louis, Missouri 63102 314-621-5070 Fax 314-621-5065

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☑

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained herein will also be used in connection with Registration Statement No. 333-104097 previously filed by the Registrant on Form S-3 and declared effective on April 8, 2003. $320,000,000 of the Debt Securities previously registered pursuant to Registration Statement No. 333-104097 remain unsold. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-104097 and such Amendment shall become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2004

PROSPECTUS

$1,750,000,000

Debt Securities

     This Prospectus describes Debt Securities which Anheuser-Busch Companies, Inc. may issue and sell at various times. More detailed information is under “Description of the Debt Securities” on page 4 of this Prospectus.

•	The Debt Securities may be debentures, notes or other unsecured evidences of indebtedness.

•	We may issue the Debt Securities in one or several series.

•	The total principal amount of the Debt Securities to be issued under this Prospectus will not exceed $1,750,000,000 (or the equivalent amount in other currencies).

•	We will determine the terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) at the time of sale, and we will specify the terms in a prospectus supplement which we will deliver together with this Prospectus at the time of the sale.

     We may sell Debt Securities directly to investors or through underwriters, dealers or agents. More information about the way we will distribute the Debt Securities is under the heading “Plan of Distribution” on page 11 of this Prospectus. Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the prospectus supplement relating to that series of Debt Securities.

     Our principal office is at One Busch Place, St. Louis, Missouri 63118, and our telephone number is (314) 577-2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is           , 2004.

ABOUT THIS PROSPECTUS

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except those which are in this Prospectus, the prospectus supplement which is delivered with this Prospectus, or which are incorporated by reference into this Prospectus or prospectus supplement. If anyone gives any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the prospectus supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any of these documents at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s Internet website at http://www.sec.gov and our website at http://www.anheuser-busch.com. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Form 10-K/A filed with the SEC on July 27, 2004; and

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

     You may receive a copy of any of these filings, at no cost, by writing or telephoning the Corporate Secretary, Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118, telephone 314-577-2000.

     We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

INFORMATION ABOUT ANHEUSER-BUSCH

     Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) is a Delaware corporation that was organized in 1979 as the holding company parent of Anheuser-Busch, Incorporated (“ABI”), a Missouri corporation whose origins date back to 1875. In addition to ABI, which is one of the largest brewers globally, we are also the parent corporation to a number of subsidiaries that conduct various other business operations.

     These are our most important subsidiaries:

•
ABI produces and distributes beer in a variety of containers primarily under the brand names Budweiser, Bud Light, Bud Dry, Bud Ice, Bud Ice Light, Michelob, Michelob Light, Michelob ULTRA, Michelob Golden Draft, Michelob Golden Draft Light, Michelob Amber Bock, Michelob Honey Lager, Michelob Marzen, Busch, Busch Light, Busch Ice, Natural Light, Natural Ice, King Cobra, ZiegenBock Amber, ZiegenBock Light, Hurricane Malt Liquor, Hurricane Ice, “Doc’s” Hard Lemon, Tequiza, Bacardi Silver, Bacardi Silver O3, Bacardi Silver Raz, Anheuser World Select and Bare Knuckle Stout. ABI’s products also include three non-alcohol beverages, O’Doul’s, Busch NA and O’Doul’s Amber.

•
Anheuser-Busch International, Inc. markets, distributes and sells ABI’s products in more than 30 European countries and sells under import-distribution agreements in various countries and U.S. territories. Through subsidiaries, it owns breweries in the United Kingdom and China. Our products are also brewed under license or contract brewing arrangements in Argentina, Canada, Ireland, Italy, Japan, Korea and Spain. We have equity investments or joint ventures with brewers in Argentina, Chile, China and Mexico.

•
Metal Container Corporation manufactures beverage cans at eight plants and beverage can lids at three plants for sale to ABI and to soft drink and export customers. Anheuser-Busch Recycling Corporation recycles aluminum cans at one plant. Precision Printing and Packaging, Inc. manufactures metalized and paper labels, and Eagle Packaging, Inc. manufactures crown and closure liner materials.

•
Busch Entertainment Corporation (“BEC”) owns, directly and through subsidiaries, nine theme parks. BEC operates Busch Gardens theme parks in Tampa, Florida and Williamsburg, Virginia and Sea World theme parks in Orlando, Florida, San Antonio, Texas and San Diego, California. BEC also operates water park attractions in Tampa, Florida (Adventure Island), Williamsburg, Virginia (Water Country, U.S.A.) and Langhorne, Pennsylvania (Sesame Place), as well as Discovery Cove, in Orlando, Florida, a reservations-only attraction offering interaction with marine animals.

USE OF PROCEEDS

     Unless we indicate otherwise in the prospectus supplement which accompanies this Prospectus, we intend to add the net proceeds from the sale of the Debt Securities to our general funds. We expect to use the proceeds for general corporate purposes, including working capital, capital expenditures and repayment of borrowings. Before we use the proceeds for these purposes, we may invest them in short-term investments.

DESCRIPTION OF THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The prospectus supplement describes the particular terms of the Debt Securities we are offering. The prospectus supplement also indicates the extent, if any, to which these general provisions may not apply to the Debt Securities being offered. If you would like more information on these provisions, you may review the Indenture which is an exhibit to the Registration Statement which is filed with the SEC. See “Where You Can Find More Information” on page 2 of this Prospectus.

     We plan to issue the Debt Securities under the Indenture dated as of July 1, 2001 between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee. This Prospectus summarizes certain important provisions of the Debt Securities and the Indenture. This is not a complete description of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given to them in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

     We may also issue Debt Securities under a separate, new indenture, substantially identical to the Indenture, to be entered into between us and a new trustee. If that occurs, we will describe any differences in the terms of any series or issue of Debt Securities in the prospectus supplement relating to that series or issue.

General

     The Debt Securities will be senior unsecured obligations of Anheuser-Busch.

     We may issue Securities under the Indenture, including the Debt Securities, at various times in one or more series and issues. As of the date of this Prospectus, there is approximately $3.65 billion in principal amount of securities outstanding under the Indenture. The Indenture does not limit the amount of Securities that we may issue under the Indenture, nor does it limit other debt that we may issue.

     We may issue the Debt Securities at various times in different series and issues, each of which may have different terms. The word “issue” means, for any series of Securities, that the Securities have the same original issue date or date from which interest starts to accrue, the same maturity date and the same interest rate and other payment terms or that we have otherwise designated Securities as part of the same issue. Unless we indicate otherwise in the prospectus supplement for any series of Debt Securities, we may treat a subsequent offering of Securities as a part of the same issue as that series.

     The prospectus supplement relating to the particular series or issue of Debt Securities we are offering includes the following information concerning those Debt Securities:

•	The title of the Debt Securities.

•	The total principal amount being offered of the series or issue of Debt Securities.

•	The date on which the principal will be paid, the rights we or the holders may have to extend the maturity of the Debt Securities and any rights the holders may have to require payment of the Debt Securities at any time.

•	The interest rate on the Debt Securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the prospectus supplement, and the interest rate may be subject to adjustment.

•	The dates on which we will pay interest on the Debt Securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

•	Where payments on the Debt Securities will be made, if it is other than the office mentioned under “Payments on Debt Securities” below.

•	If applicable, the prices at which we may redeem all or a part of the Debt Securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

•	Any obligation we may have to redeem, purchase or repay any of the Debt Securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

•	Any additional Events of Default or covenants that will apply to the Debt Securities.

•	The amounts we would be required to pay if the maturity of the Debt Securities is accelerated, if it is less than the principal amount.

•	If we will make payments on the Debt Securities in any currency other than U.S. dollars, the currencies in which we will make the payments.

•	If applicable, the terms under which we or a holder may elect that payments on the Debt Securities be made in a currency other than U.S. dollars.

•	If amounts payable on the Debt Securities may be determined by a currency index, information on how the payments will be determined.

•	Any other special terms that may apply to the Debt Securities.

Payments on Debt Securities; Transfers

     We will make payments on the Debt Securities to the persons in whose names the securities are registered at the close of business on the record date for the interest payments. As explained under “Book-Entry Securities” below, The Depository Trust Company or its nominee will be the initial registered holder unless the prospectus supplement provides otherwise.

     Unless we indicate otherwise in the prospectus supplement for any series or issue of Debt Securities, we will make payments on the Debt Securities at the Trustee’s office. For JPMorgan Chase Bank, the office is now its Institutional Trust Services office, 4 New York Plaza, New York, New York 10004. In the case of any other Trustee, we will specify the office and address in the related prospectus supplement. Transfers of Debt Securities can be made at the same offices. (Sections 202, 301, 306 and 1002)

Form and Denominations

     Unless we otherwise indicate in the prospectus supplement for any series or issue of Debt Securities:

•	We will only issue the Debt Securities in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

•	We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges, if any. (Section 306)

Certain Restrictions

     Creation of Secured Indebtedness

     Under the Indenture, we and our Restricted Subsidiaries (defined below) may not create, assume, guarantee or permit to exist any indebtedness for borrowed money which is secured by a pledge of, or a mortgage or lien on, any of our Principal Plants (defined below) or on any of our Restricted Subsidiaries’ capital stock, unless we also provide equal and ratable security for the Securities outstanding under the Indenture. A “Restricted Subsidiary” is a Subsidiary which owns or operates a Principal Plant, unless it is incorporated or has its principal place of business outside the United States, and any other subsidiary which we elect to treat as a Restricted Subsidiary. A “Principal Plant” is a brewery, or a manufacturing, processing or packaging plant located in the United States, but does not include a plant which we determine is not of material importance to the total business conducted by us and our Subsidiaries, any plant which we determine is used primarily for transportation, marketing or warehousing or at our option any plant that does not constitute part of the brewing operations of the Company and has a net book value of not more than $100,000,000.

     This restriction does not apply to:

•	purchase money liens,

•	liens existing on property when we acquire it or securing indebtedness which we use to pay the cost of acquisition or construction or to reimburse us for that cost,

•	liens on property of a Restricted Subsidiary at the time it becomes a Restricted Subsidiary,

•	liens to secure the cost of development or construction of property, or improvements of property, and which are released or satisfied within 120 days after completion of the development or construction,

•	liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

•	liens securing indebtedness owing to us or to a Restricted Subsidiary by a Restricted Subsidiary,

•	liens existing at July 1, 2001 (the date of the Indenture),

•	liens required in connection with state or local governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the Indenture,

•	extensions, renewals or replacements of the liens referred to above, or

•	in connection with sale-leaseback transactions permitted under the Indenture. (Section 1006(a))

     There is an additional exception as described below under “10% Basket Amount.”

     If we become obligated to provide security for the Securities as described above, we would also be required to provide comparable security for most of our other outstanding long-term indebtedness.

     Sale–Leaseback Financings

     Under the Indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Plant, except a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, and except for any transaction with a local or state authority that provides financial or tax benefits, unless:

•	the net proceeds of the sale are at least equal to the fair market value of the property, and

•	within 120 days of the transfer, or two years if we hold the net proceeds of the sale in cash or cash equivalents, we repay Funded Debt (defined below) and/or make expenditures for the expansion, construction or acquisition of a Principal Plant at least equal to the net proceeds of the sale. (Section 1007)

     There is an additional exception as described below under “10% Basket Amount.”

     Limitation on Funded Debt of Restricted Subsidiaries

     We may not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than:

•	Funded Debt secured by a mortgage, pledge or lien which is permitted under the provisions described above under “Creation of Secured Indebtedness,”

•	Funded Debt owed to us or any Restricted Subsidiary,

•	Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary,

•	Funded Debt created in connection with, or with a view to, compliance with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to the Restricted Subsidiary and providing financial or tax benefits to the Restricted Subsidiary, and

•	guarantees existing at July 1, 2001 (the date of the Indenture). (Section 1008(a))

     There is an additional exception as described below under “10% Basket Amount.”

     “Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than twelve months from the date of determination or having a maturity of less than twelve months but by its terms being renewable or extendible beyond twelve months at the borrower’s option, subject only to conditions which the borrower is then capable of fulfilling, and direct guarantees of similar indebtedness for money borrowed of others and any other indebtedness classified as long-term indebtedness in the financial statements of the borrower, except that Funded Debt does not include:

•	Any indebtedness of a person held in treasury by that person, or

•	Any indebtedness with respect to which sufficient money has been deposited or set aside to pay the indebtedness, or

•	Any amount representing capitalized lease obligations, or

•	Any indirect guarantees or other contingent obligations in respect of indebtedness of other persons, or

•	Any guarantees with respect to lease or other similar periodic payments to be made by other persons.

     10% Basket Amount

     In addition to the exceptions described above under “Creation of Secured Indebtedness,” “Sale–Leaseback Financings” and “Limitation on Funded Debt of Restricted Subsidiaries,” the Indenture allows additional secured indebtedness, additional sale–leaseback financings and additional Funded Debt of Restricted Subsidiaries as long as the total of the additional indebtedness and Funded Debt and the fair market value of the property transferred in the additional sale–leaseback financings does not exceed 10% of our Net Tangible Assets. “Net Tangible Assets” means our total assets including those of our subsidiaries after deducting current liabilities (except for those which are Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles. Deferred income taxes, deferred investment tax credit or other similar items will not be considered as a liability or as a deduction from or adjustment to total assets. (Sections 1006(d), 1007(c) and 1008(b))

     Merger

     We may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety as long as we meet certain conditions, including the assumption of the Securities by any successor corporation. (Section 801) The Company is not restricted from transferring its aluminum can manufacturing business and related operations.

Modification or Amendment of the Indenture

     We may modify and amend the Indenture if the holders of a majority in principal amount of the outstanding Securities affected by the modification or amendment consent, except that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Security, change the maturity date or dates of principal payments, the interest payment dates or other terms of payment, or reduce the percentage of holders necessary to approve a modification or amendment of the Indenture, without the consent of each holder of outstanding Securities affected by the supplemental indenture. (Section 902)

     We and the Trustee may amend the Indenture without the holders’ consent for certain specified purposes, including any change which, in our counsel’s opinion, does not materially adversely affect the holders’ interests. (Section 901)

Defeasance

     The Indenture includes provisions allowing defeasance of the Debt Securities of any series. In order to defease a series of Debt Securities, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make a defeasance deposit with respect to a series of Debt Securities, we may elect either:

•
to be discharged from all of our obligations on that series of Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

•	to be released from our restrictions described above relating to liens, sale–leaseback transactions and Funded Debt of Restricted Subsidiaries.

     To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of that series of Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen)

Events of Default, Notice and Waiver

     An Event of Default in respect of any issue of Securities means:

•	default for 30 days in any payment of interest,

•	default in payment of principal or premium at maturity, or default in payment of any required redemption or sinking fund amount which continues for 30 days,

•	default in performance of or breach of any covenant in the Indenture which applies to the issue which continues for 90 days after notice to us by the Trustee or by the holders of 25% in principal amount of the outstanding Debt Securities of the affected issues, and

•	certain events of our bankruptcy, insolvency and reorganization. (Section 501)

     If an Event of Default occurs and is continuing in respect of any series or issue of Securities, either the Trustee or the holders of 25% in principal amount of such Securities then outstanding may declare the principal of and accrued interest, if any, on all Securities of those issues to be due and payable. If other specified Events of Default occur and are continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Securities may declare the principal of and accrued interest, if any, on all the outstanding Securities to be due and payable. (Section 502)

     Within 90 days after a default in respect of any issue of Securities, the Trustee must give to the holders of the Securities of that issue notice of all uncured and unwaived defaults by us known to it; however, except in the case of default in payment, the Trustee may withhold the notice if it in good faith determines that it is in the interest of the holders. The term “default” means, for this purpose, the occurrence of any event that is or, upon notice or lapse of time would be, an Event of Default. (Section 602)

     Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified by the holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Article Six)

     A holder of a Security will not be entitled to pursue any remedy under the Indenture except under the following circumstances:

•	the holder has notified the Trustee in writing of an Event of Default,

•	holders of at least 25% of the outstanding principal amount of the Securities in respect of which the Event of Default has occurred have delivered a written request to the Trustee to pursue the remedy,

•	the holder or holders have offered to the Trustee a reasonable indemnity against the costs to be incurred by the Trustee in pursuing the remedy,

•	the Trustee does not pursue the remedy for a period of 60 days, and

•	the holders of a majority of the outstanding principal amount of the Securities in respect of which the Event of Default has occurred have not delivered written directions to the Trustee inconsistent with the initial written request from the holders described above. (Section 507)

     The holders of a majority in principal amount of the outstanding Securities of any series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the securities of that series. (Section 512)

     The holders of a majority in principal amount of the outstanding Securities of all series affected by a default (voting as a single class) may, on behalf of the holders of all those Securities, waive the default except a default in payment of the principal of or premium, if any, or interest on any Security. (Section 513) The holders of a majority in principal amount of outstanding Securities of all series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture. (Section 1010)

     We will furnish to the Trustee, annually, a statement as to the fulfillment by us of our obligations under the Indenture. (Section 1004)

Regarding the Trustee

     JPMorgan Chase Bank is the Trustee under the Indenture. The Indenture is dated as of July 1, 2001. JPMorgan Chase Bank also acts as trustee (or successor trustee) under other indentures with us under which an aggregate of approximately $2.9 billion in principal amount of indebtedness is issued and outstanding as of the date of this Prospectus. JPMorgan Chase Bank and its affiliates also are parties to our credit agreement, under which they have committed to lend us up to $500 million, and they provide other commercial banking services to us. Affiliates of JPMorgan Chase Bank have engaged, and may in the future engage, in investment banking and/or general financing and banking transactions with us.

     We can remove the Trustee of any series as long as there is no Event of Default and no event that, upon notice or lapse of time or both, would become an Event of Default. The holders of a majority of the principal amount of the Securities of any series may also remove the Trustee at any time. The Indenture prescribes procedures by which the Trustee will be replaced, in the event of its removal. (Section 610)

BOOK-ENTRY DEBT SECURITIES

     The prospectus supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Anheuser-Busch, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of the series equal in principal amount to that beneficial interest and to have those Debt Securities registered in its name. We would issue the certificates for the Debt Securities in denominations of $1,000 and any integral multiple thereof, and in registered form only without coupons, unless otherwise specified in the related prospectus supplement.

     DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (known as direct participants) deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the prospectus supplement will be considered as underwriters of the Debt Securities offered by the prospectus supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the prospectus supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of Debt Securities, we will indicate that in the prospectus supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Unless otherwise indicated in the prospectus supplement, each series of Debt Securities offered will be a new issue of securities and will have no established trading market. The Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Debt Securities.

LEGAL OPINION

     Armstrong Teasdale LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Debt Securities.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

     The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered, assuming six issuances of securities:

SEC Registration Fee	$181,181
Printing and Engraving Expenses	$70,000	*
Trustee’s Charges	$30,000	*
Accounting Fees	$60,000	*
Rating Agency Fees	$571,300	*
Legal Fees	$140,000	*
Miscellaneous Fees and Expenses	$17,519	*

Total	$1,070,000	*

*  Estimated

Item 15.	Indemnification of Directors and Officers.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     The Registrant’s Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Registrant to the full extent authorized or permitted by Delaware law. The Restated Certificate also provides that the Registrant may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements) and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

     The Registrant has entered into indemnification agreements with its directors and executive officers.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibit
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement No. 333-104097).

1.2	Form of Distribution Agreement (incorporated by reference to Exhibit 1.2 to the Registrant’s Registration Statement No. 333-64996).

4.1	Indenture dated as of July 1, 2001 between the Registrant and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-64996).

4.2	Form of Indenture to be entered into between the Registrant and a Trustee to be selected (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement No. 333-64996).

4.3	Form of Debt Security (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-64996).

4.4	Form of Medium-Term Note (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement No. 333-31477).

5	Opinion and consent of Armstrong Teasdale LLP, counsel to the Registrant.*

23	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney executed by certain of the officers and directors of the Registrant.*

25	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, of JPMorgan Chase Bank, as Trustee.*

* Filed previously.

Item 17.	Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To file an application for the purpose of determining the eligibility of the trustee (under any Indenture entered into with a trustee to be selected) to act under subsection (a) of section 310 of the Trust Indenture Act (the “TIA”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on August 31, 2004.

Anheuser-Busch Companies, Inc.

By:	/s/ JoBeth G. Brown

(JoBeth G. Brown, Vice President and Secretary)

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Patrick T. Stokes* (Patrick T. Stokes)	President and Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2004
W. Randolph Baker* (W. Randolph Baker)	Vice President and Chief Financial Officer (Principal Financial Officer)	August 31, 2004
John F. Kelly* (John F. Kelly)	Vice President and Controller (Principal Accounting Officer)	August 31, 2004
August A. Busch III* (August A. Busch III)	Chairman of the Board and Director	August 31, 2004
Carlos Fernandez G.* (Carlos Fernandez G.)	Director	August 31, 2004
James J. Forese* (James J. Forese)	Director	August 31, 2004
John E. Jacob* (John E. Jacob)	Director	August 31, 2004
James R. Jones* (James R. Jones)	Director	August 31, 2004
Charles F. Knight* (Charles F. Knight)	Director	August 31, 2004
Vernon R. Loucks, Jr.* (Vernon R. Loucks, Jr.)	Director	August 31, 2004
Vilma S. Martinez* (Vilma S. Martinez)	Director	August 31, 2004

William Porter Payne* (William Porter Payne)	Director	August 31, 2004
Joyce M. Roché* (Joyce M. Roché)	Director	August 31, 2004
Henry Hugh Shelton* (Henry Hugh Shelton)	Director	August 31, 2004
Andrew C. Taylor* (Andrew C. Taylor)	Director	August 31, 2004
Douglas A. Warner III* (Douglas A. Warner III)	Director	August 31, 2004
Edward E. Whitacre, Jr.* (Edward E. Whitacre, Jr.)	Director	August 31, 2004

*	By:	/s/ JoBeth G. Brown
JoBeth G. Brown Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement No. 333-104097).

1.2	Form of Distribution Agreement (incorporated by reference to Exhibit 1.2 to the Registrant’s Registration Statement No. 333-64996).

4.1	Indenture dated as of July 1, 2001 between the Registrant and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-64996).

4.2	Form of Indenture to be entered into between the Registrant and a Trustee to be selected (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement No. 333-64996).

4.3	Form of Debt Security (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-64996).

4.4	Form of Medium-Term Note (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement No. 333-31477).

5	Opinion and consent of Armstrong Teasdale LLP, counsel to the Registrant.*

23	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney executed by certain of the officers and directors of the Registrant.*

25	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, of JPMorgan Chase Bank, as Trustee.*

*  Filed previously.